EXHIBIT 99.1

Noble Corporation plc 10 Brook Street London W1S IBG England
PRESS RELEASE
NOBLE CORPORATION PLC REPORTS
FIRST QUARTER 2020 RESULTS

LONDON, May 6, 2020 - Noble Corporation plc (NYSE: NE, the Company) today reported a net loss attributable to the Company for the three months ended March 31, 2020 (first quarter) of $1.1 billion, or $4.25 per diluted share, on total revenues of $281 million.
Results for the first quarter included net after tax unfavorable items totaling $977 million, or $3.91 per diluted share - including a pre-tax non-cash charge totaling $1.1 billion ($1.024 billion, or $4.10 per diluted share on an after-tax basis) relating to the impairment of the semisubmersible rigs Noble Danny Adkins and Noble Jim Day, the drillships Noble Bully I and Noble Bully II, and certain capital spares; partially offset by tax benefits totaling $47 million, or $0.19 per diluted share, including a benefit of $43 million, relating primarily to the application of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) provisions passed by the US Congress to address the adverse economic impact resulting from the COVID-19 pandemic. Excluding the impact of the aforementioned items, Noble Corporation plc would have reported a net loss attributable to the Company for the three months ended March 31, 2020, of $86 million, or $0.34 per diluted share.
The adjusted results for the first quarter compared to a net loss attributable to the Company for the three months ended December 31, 2019 (fourth quarter) of $33 million, or $0.13 per diluted share, on total revenues of $454 million. Results for the fourth quarter included net favorable items totaling $50 million, or $0.20 per diluted share. Excluding the $50 million of net favorable items, the adjusted net loss attributable to Noble Corporation plc for the fourth quarter of 2019 would have been $83 million, or $0.33 per diluted share, on total revenues of $287 million.
A Non-GAAP supporting schedule is included with the statements and schedules attached to this press release and can also be found at www.noblecorp.com. It provides a reconciliation of

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revenues, net loss, income tax and diluted earnings per share for the first quarter of 2020 and the first and fourth quarters of 2019.
First quarter earnings before interest, taxes, depreciation and amortization (EBITDA) totaled $91 million compared to $83 million in the fourth quarter, excluding the impact of the Noble Bully II contract buyout, while contract drilling margin improved to 40 percent from 36 percent over the period.
Julie J. Robertson, Chairman, President and Chief Executive Officer of Noble Corporation plc, noted, “Total fleet utilization and average daily revenues in the first quarter were largely unchanged from the fourth quarter of 2019, with limited impact from the significant dislocation experienced in the global oil and gas market.
“The first quarter results were aided by an exceptional effort to manage our global operation in the face of mounting risks and uncertainties created by the COVID-19 pandemic. The effort, which included professionals throughout our Operations, HSE, Human Resources and Supply Chain disciplines, and many among our offshore personnel who agreed to extended crew rotation schedules, demonstrates the commitment and dedication that characterizes the entire Noble organization.”
“Despite the challenges posed by the unprecedented crisis that our industry currently faces, we remain customer focused and committed to operational excellence and efficiency. We have recently reduced our G&A and shore-based support burden by approximately $25 million on an annualized basis and continue to seek additional cost efficiency measures to further streamline our organization for current market activity.
“We also remain focused on addressing our capital structure. To that end, we have engaged Evercore as a financial advisor and are actively working with them to evaluate alternatives to enhance our liquidity position and reduce our total amount of debt and corresponding interest costs. These alternatives include, but are not limited to, potential capital exchange transactions as well as a more comprehensive debt restructuring.”
Contract drilling services revenues for the first quarter totaled $267 million compared to $441 million in the fourth quarter of 2019, or an adjusted $274 million after the exclusion of $167 million relating to the Noble Bully II contract buyout by Shell. The slight decrease in revenues, when compared to the adjusted fourth quarter result, was due largely to a decline in total fleet operating days and a modest increase in fleet downtime. Fewer available days in the first quarter, due to the retirement of the Noble Joe Beall, and fewer calendar days kept total fleet utilization flat at 77 percent when compared to the previous quarter.
Contract drilling services costs for the first quarter were $161 million compared to $182 million in the fourth quarter of 2019, which had been adjusted to $175 million for the $7 million of costs related to the Noble Bully II contract buyout. The eight percent decline from adjusted fourth quarter costs was driven primarily by lower repair and maintenance costs and reduced expenditures relating to operations support. These cost reductions were partially offset by a full quarter of operations on the drillship Noble Don Taylor following the rig’s relocation to Guyana.
Operating Highlights
The Company’s 12 floating rigs achieved utilization of 58 percent in the first quarter compared to 60 percent in the fourth quarter. Excluding three cold stacked units, utilization in the first and fourth quarters was 78 percent and 80 percent, respectively. In addition to the effect of fewer calendar days in the first quarter, there was a four percent decline in operating days when compared to the fourth quarter, due largely to reduced days for the drillship Noble Bully II, which spent the quarter mobilizing to a new stacking location. Partially offsetting the decline in operating days was a full quarter of operations on the Noble Don Taylor offshore Guyana. At the conclusion of the first quarter, seven of the Company’s nine actively marketed rigs were contracted. In April, operations on the Noble Tom Madden offshore Guyana were placed on standby for up to 90 days at a reduced dayrate.
The Company’s 13 jackup rigs (before the retirement of the Noble Joe Beall) experienced marginally fewer operating days when compared to the fourth quarter. A reduction in operating days on each of the rigs Noble Joe Beall, Noble Regina Allen, Noble Johnny Whitstine and Noble Hans Deul, was largely offset by increased activity on the Noble Tom Prosser, Noble Houston Colbert and Noble Joe Knight. Due to the retirement of the Noble Joe Beall and fewer calendar days in the quarter, utilization finished the first quarter at 94 percent compared to 93 percent in the fourth quarter. During the first quarter, the Noble Hans Deul and Noble Sam Turner completed contracts in the UK North Sea and have been warm stacked. Following the conclusion of the quarter, the Noble Sam Hartley and Noble Houston Colbert were warm stacked after completing work assignments in April 2020 and operations on the Noble Tom Prosser offshore Australia were placed on standby at a reduced dayrate for up to 365 days.
The jackup rig Noble Scott Marks, located offshore Saudi Arabia, will be suspended at the request of its client. The contract suspension, which covers a period of up to 365 days, is expected to commence during the first half of May 2020, following the conclusion of the well in progress. During the suspension period, no dayrate will be paid. However, the Company has the right to market the rig in pursuit of other work opportunities in the region.

Backlog, Capital and Balance Sheet
At March 31, 2020, the Company reported an estimated revenue backlog of $1.5 billion, including $1.0 billion resulting from the floating fleet and $500 million from the jackup fleet. An estimated 51 percent of the available days remaining in 2020 were contracted, including 48 percent and 55 percent of the floating and jackup fleet days, respectively.
Capital expenditures for the three months ended March 31, 2020 totaled $25 million compared to $48 million in the fourth quarter of 2019.
The Company concluded the first quarter with cash and equivalents of $176 million and maintained the ability to borrow up to an additional $397 million under its 2017 Credit Facility. Borrowings outstanding on the 2017 Credit Facility at March 31, 2020 were $445 million.
The Company recognized an income tax benefit of $43 million as a result of the application of the CARES Act in the first quarter of 2020, which is comprised primarily of a current income tax receivable of $151 million, which we expect to receive within the next 12 months, partially offset by non-cash deferred tax expense of $108 million related to net operating loss utilization.
In April 2020, the Company reached an agreement with the lender under the seller-financed secured loans associated with the February 2019 and September 2018 purchases of the jackups Noble Joe Knight and Noble Johnny Whitstine, respectively, to pay off the loans in exchange for a discount to the outstanding loan balance. The Company made a payment in the amount of 85% of the outstanding principal amount of the loans plus accrued and unpaid interest, and upon the lender’s receipt of such payment, the remaining principal balance under each loan was reduced to $1, interest ceased accruing, and the financial covenants ceased to apply. As long as certain events specified in the related deed of release do not occur within the 90-day period following the payment date, then the loans will be terminated, and all security interests will be released. The payoff amount including the amount paid for principal and all outstanding interest payable was approximately $102 million. The Company borrowed $100 million on its 2017 Credit Facility, increasing pro forma borrowings outstanding to $545 million, with the ability to borrow up to an additional $297 million.
We continually monitor compliance with the covenants under our 2017 Credit Facility and our senior notes. While we are in compliance with all covenants today, the negative impact on our financial condition of the oversupply of oil, and the substantial decline in demand for oil as a result of COVID-19 and related mitigation steps, raises significant uncertainty as to whether we can remain in compliance throughout 2020.

Outlook
Commenting on the state of the offshore drilling industry, Ms. Robertson added, “The reduction in demand as a result of the COVID-19 pandemic and the precipitous escalation in global crude oil supplies have placed the oil and gas industry in a state of heightened duress. The consequences of this combination of detrimental events are increasingly visible, and the offshore drilling industry will endure another period of depressed business activity for a duration of time that remains difficult to forecast.”
“We are committed to continuing our efforts to establish and enforce the most effective measures for maintaining the health and safety of our global offshore and shore-based employees, service providers and customers. Our dedication to strong and consistent operational excellence will be of paramount importance through this challenging time. As we have for the duration of this extended downturn, we will continue to engage with and support our customers as they execute on their current drilling plans as well as evaluate their offshore drilling requirements for 2020 and beyond.”

About Noble Corporation plc
Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 24 offshore drilling units, consisting of 12 drillships and semisubmersibles and 12 jackups, focused largely on ultra-deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at 10 Brook Street, London, W1S 1BG England. Additional information on Noble is available at www.noblecorp.com.

Forward-looking Disclosure Statement
Statements regarding contract backlog, costs, revenue, rig demand, fleet condition, operational or financial performance, contract commitments, dayrates, contract commencements, contract extensions, renewals or renegotiations, rig reactivations, letters of intent or award, industry fundamentals, customer relationships and requirements, strategic initiatives, future performance, growth opportunities, the offshore drilling market, market outlook, our financial position, business strategy, taxes and tax rates, liquidity, capital markets transactions, debt restructuring, competitive position, capital expenditures, debt levels, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with operations outside of the U.S., actions or claims by regulatory authorities, customers and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti- corruption laws, hurricanes and other weather conditions, public health threats including the COVID-19 (Coronavirus Disease 2019) pandemic, our ability to comply with the covenants under our credit facility and other indebtedness, our ability to continue as a going concern, market conditions, the future price of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Conference Call
Noble has scheduled a conference call and webcast related to its first quarter 2020 results on Thursday, May 7, 2020, at 8:00 a.m. U.S. Central Daylight Time. Interested parties are invited to listen to the call by dialing 1-877-680-4232, or internationally 1-647-689-5432, using access code: 2375493, or by asking for the Noble Corporation plc conference call. Interested parties may also listen over the Internet through a link posted in the Investor Relations section of the Company’s Website.
A replay of the conference call will be available on Thursday, May 7, 2020, beginning at 11:00 a.m. U.S. Central Daylight Time, through Thursday, June 4, 2020, ending at 11:00 p.m. U.S. Central Daylight Time. The phone number for the conference call replay is 1-800-585-8367 or, for calls from outside of the U.S., 1-416-621-4642, using access code: 2375493. The replay will also be available on the Company’s Website following the end of the live call.

For additional information, contact: Craig Muirhead,
Vice President - Investor Relations and Treasurer,
Noble Drilling Services Inc., 713-239-6564, or at cmuirhead@noblecorp.com

NOBLE CORPORATION PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Operating revenues
Contract drilling services	$267,364	$270,501
Reimbursables and other	13,947	12,387
	281,311	282,888
Operating costs and expenses
Contract drilling services	161,145	171,728
Reimbursables	11,684	9,395
Depreciation and amortization	103,681	109,578
General and administrative	17,839	15,999
Loss on impairment	1,119,517	—
	1,413,866	306,700
Operating loss	(1,132,555)	(23,812)
Other income (expense)
Interest expense, net of amounts capitalized	(70,880)	(70,244)
Gain on extinguishment of debt, net	—	31,266
Interest income and other, net	(2,282)	2,506
Loss from continuing operations before income taxes	(1,205,717)	(60,284)
Income tax benefit (provision)	143,040	(2,865)
Net loss from continuing operations	(1,062,677)	(63,149)
Net loss from discontinued operations, net of tax	—	(3,821)
Net loss	(1,062,677)	(66,970)
Net income attributable to noncontrolling interests	—	(3,919)
Net loss attributable to Noble Corporation plc	$(1,062,677)	$(70,889)
Net loss attributable to Noble Corporation plc
Net loss from continuing operations	$(1,062,677)	$(67,068)
Net loss from discontinued operations, net of tax	—	(3,821)
Net loss attributable to Noble Corporation plc	$(1,062,677)	$(70,889)
Per share data
Basic:
Loss from continuing operations	$(4.25)	$(0.27)
Loss from discontinued operations	—	(0.02)
Net loss attributable to Noble Corporation plc	$(4.25)	$(0.29)
Diluted:
Loss from continuing operations	$(4.25)	$(0.27)
Loss from discontinued operations	—	(0.02)
Net loss attributable to Noble Corporation plc	$(4.25)	$(0.29)

NOBLE CORPORATION PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2020	December 31, 2019
ASSETS
Current assets
Cash and cash equivalents	$175,927	$104,621
Accounts receivable, net	208,817	198,665
Prepaid expenses and other current assets	236,569	118,821
Total current assets	621,313	422,107
Property and equipment, at cost	8,692,837	10,306,625
Accumulated depreciation	(2,157,499)	(2,572,701)
Property and equipment, net	6,535,338	7,733,924
Other assets	104,448	128,467
Total assets	$7,261,099	$8,284,498
LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$260,958	$62,505
Accounts payable	87,871	108,208
Accrued payroll and related costs	40,265	56,056
Other current liabilities	270,511	290,159
Total current liabilities	659,605	516,928
Long-term debt	3,692,479	3,779,499
Other liabilities	312,483	329,099
Total liabilities	4,664,567	4,625,526
Commitments and contingencies
Total shareholders’ equity	2,596,532	3,658,972
Total liabilities and equity	$7,261,099	$8,284,498

NOBLE CORPORATION PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities
Net loss	$(1,062,677)	$(66,970)
Adjustments to reconcile net loss to net cash flow from operating activities:
Depreciation and amortization	103,681	109,578
Loss on impairment	1,119,517	—
Gain on extinguishment of debt, net	—	(31,266)
Changes in components of working capital:
Change in taxes receivable	(120,838)	4,204
Net changes in other operating assets and liabilities	(40,493)	(56,321)
Net cash used in operating activities	(810)	(40,775)
Cash flows from investing activities
Capital expenditures	(36,461)	(96,793)
Proceeds from disposal of assets, net	—	7,930
Net cash used in investing activities	(36,461)	(88,863)
Cash flows from financing activities
Borrowings on credit facilities	110,000	350,000
Repayments of senior notes	—	(400,000)
Debt issuance costs	—	(90)
Dividends paid to noncontrolling interests	—	(5,020)
Cash paid to settle equity awards	(1,010)	—
Taxes withheld on employee stock transactions	(413)	(2,763)
Net cash provided by (used in) financing activities	108,577	(57,873)
Net increase (decrease) in cash, cash equivalents and restricted cash	71,306	(187,511)
Cash, cash equivalents and restricted cash, beginning of period	105,924	375,907
Cash, cash equivalents and restricted cash, end of period	$177,230	$188,396

NOBLE CORPORATION PLC AND SUBSIDIARIES
FINANCIAL AND OPERATIONAL INFORMATION BY SEGMENT
(In thousands, except operating statistics)
(Unaudited)

	Three Months Ended March 31,						Three Months Ended December 31,
	2020			2019			2019
	Contract Drilling Services	Other	Total	Contract Drilling Services	Other	Total	Contract Drilling Services	Other	Total
Operating revenues
Contract drilling services	$267,364	$—	$267,364	$270,501	$—	$270,501	$441,312	$—	$441,312
Reimbursables and other	13,947	—	13,947	12,387	—	12,387	12,776	—	12,776
	$281,311	$—	$281,311	$282,888	$—	$282,888	$454,088	$—	$454,088
Operating costs and expenses
Contract drilling services	$161,145	$—	$161,145	$171,728	$—	$171,728	$181,821	$—	$181,821
Reimbursables	11,684	—	11,684	9,395	—	9,395	10,506	—	10,506
Depreciation and amortization	101,108	2,573	103,681	106,086	3,492	109,578	103,778	2,962	106,740
General and administrative	17,839	—	17,839	15,999	—	15,999	18,976	—	18,976
Loss on impairment	1,119,517	—	1,119,517	—	—	—	19,784	—	19,784
	$1,411,293	$2,573	$1,413,866	$303,208	$3,492	$306,700	$334,865	$2,962	$337,827
Operating income (loss)	$(1,129,982)	$(2,573)	$(1,132,555)	$(20,320)	$(3,492)	$(23,812)	$119,223	$(2,962)	$116,261

Operating statistics
Jackups:
Average Rig Utilization	94%	93%	93%
Operating Days	1,082	923	1,096
Average Dayrate	$131,253	$127,150	$129,898
Floaters(1):
Average Rig Utilization	58%	60%	60%
Operating Days	637	647	664
Average Dayrate	$196,759	$236,715	$450,362
Total(1):
Average Rig Utilization	77%	76%	77%
Operating Days	1,719	1,570	1,760
Average Dayrate	$155,526	$172,305	$250,760

(1) The fourth quarter of 2019 includes the impact of the Noble Bully II contract buyout. Exclusive of this item, the average dayrate for the three months ended December 31, 2019 would have been $198,956 for floaters and $155,940 for total rigs.

NOBLE CORPORATION PLC AND SUBSIDIARIES
CALCULATION OF BASIC AND DILUTED NET INCOME/(LOSS) PER SHARE
(In thousands, except per share amounts)
(Unaudited)

The following table presents the computation of basic and diluted loss per share:

	Three Months Ended March 31,
	2020	2019
Numerator:
Basic
Net loss from continuing operations	$(1,062,677)	$(67,068)
Net loss from discontinued operations, net of tax	—	(3,821)
Net loss attributable to Noble Corporation plc	$(1,062,677)	$(70,889)
Diluted
Net loss from continuing operations	$(1,062,677)	$(67,068)
Net loss from discontinued operations, net of tax	—	(3,821)
Net loss attributable to Noble Corporation plc	$(1,062,677)	$(70,889)
Denominator:
Weighted average shares outstanding - basic	250,047	248,251
Weighted average shares outstanding - diluted	250,047	248,251

Loss per share
Basic:
Loss from continuing operations	$(4.25)	$(0.27)
Loss from discontinued operations	—	(0.02)
Net loss attributable to Noble Corporation plc	$(4.25)	$(0.29)
Diluted:
Loss from continuing operations	$(4.25)	$(0.27)
Loss from discontinued operations	—	(0.02)
Net loss attributable to Noble Corporation plc	$(4.25)	$(0.29)

NOBLE CORPORATION PLC AND SUBSIDIARIES
NON-GAAP RECONCILIATION

Certain non-GAAP performance measures and corresponding reconciliations to GAAP financial measures for the Company have been provided for meaningful comparisons between current results and prior operating periods. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. In order to fully assess the financial operating results, management believes that the results of operations, adjusted to exclude the following items, which are included in the Company’s press release issued on May 6, 2020, and discussed in the related conference call on May 7, 2020, are appropriate measures of the continuing and normal operations of the Company:
(i)     In the first quarter of 2019, a gain on debt extinguishment;
(ii) In the fourth quarter of 2019, an impairment of a rig and capital spares and the contract buyout with Shell; and
(iii) In the first quarter of 2020, an impairment on four of our rigs and certain capital spare equipment, and discrete tax items.
These non-GAAP adjusted measures should be considered in addition to, and not as a substitute for, or superior to, contract drilling revenue, contract drilling cost, contract drilling margin, average daily revenue, operating income, cash flows from operations, or other measures of financial performance prepared in accordance with GAAP. Please see the following non-GAAP Financial Measures and Reconciliations for a complete description of the adjustments.

NOBLE CORPORATION PLC AND SUBSIDIARIES
NON-GAAP RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of Total Revenue	Three months ended March 31,		Three months ended December 31,
	2020	2019	2019
Total revenue	$281,311	$282,888	$454,088

Adjustments
Noble Bully II - Shell contract buyout	—	—	(166,858)
Total Adjustments	—	—	(166,858)
Adjusted total revenue	$281,311	$282,888	$287,230

Reconciliation of Income Tax Benefit (Provision)	Three Months Ended March 31,		Three Months Ended December 31,
	2020	2019	2019
Income tax benefit (provision)	$143,040	$(2,865)	$1,378

Adjustments
Loss on impairment	(95,630)	—	(2,630)
Gain on debt extinguishment	—	6,566	—
Discrete tax items	(47,240)	—	12,485
Noble Bully II - Shell contract buyout	—	—	2,452
Total Adjustments	(142,870)	6,566	12,307
Adjusted income tax benefit	$170	$3,701	$13,685

Reconciliation of Net Loss Attributable to Noble Corporation plc	Three Months Ended March 31,		Three Months Ended December 31,
	2020	2019	2019
Net loss attributable to Noble Corporation plc	$(1,062,677)	$(70,889)	$(32,870)

Adjustments
Loss on impairment, net of tax	1,023,887	—	17,154
Gain on debt extinguishment	—	(24,700)	—
Net income attributable to noncontrolling interests	—	—	78,019
Discrete tax items	(47,240)	—	12,485
Noble Bully II - Shell contract buyout	—	—	(157,647)
Total Adjustments	976,647	(24,700)	(49,989)
Adjusted net loss attributable to Noble Corporation plc	$(86,030)	$(95,589)	$(82,859)

Reconciliation of Diluted EPS Attributable to Noble Corporation plc	Three Months Ended March 31,		Three Months Ended December 31,
	2020	2019	2019
Unadjusted diluted EPS attributable to Noble Corporation plc	$(4.25)	$(0.29)	$(0.13)

Adjustments
Loss on impairment	4.10	—	0.07
Gain on debt extinguishment	—	(0.10)	—
Discrete tax items	(0.19)	—	0.05
Noble Bully II - Shell contract buyout	—	—	(0.32)
Total Adjustments	3.91	(0.10)	(0.20)
Adjusted diluted EPS attributable to Noble Corporation plc	$(0.34)	$(0.39)	$(0.33)